Exhibit 6.166

DocuSign Envelope ID: 4C0C062D-A1F3-49EF-B489-89FAEB062B04

VERTALO SUBSCRIPTION AGREEMENT

VERTALO

VERTALO USE ONLY:
Agreement Number: ______________
Effective Date:______________, 2021

Customer Information:	Pricing Information & Terms:
Customer Name: My Racehorse Customer Address: 250 W. First Ste, Suite 256, Claremont, CA 91711 Primary Customer Contact: Chris Ransom Email Address: chris@myracehorse.com Phone Number: ______ Fax: ______ Customer Type: ☐ Issuer X Intermediary API Integration: X	See Exhibit A for details

This Order Form is part of the Vertalo Subscription Agreement (this "**Agreement**"), entered into as of the date first set forth above (the "**Effective Date**"), by and between Vertalo, Inc, a Delaware corporation ("**Vertalo** "), and the customer identified above ("**Customer**"). This Agreement consists of this Order Form, Schedule A (the "**Subscription Terms and Conditions**"), and any other schedules, exhibits or appendices incorporated therein.

By executing this Order Form, each party represents and warrants that the signatory below is a duly authorized representative of such party. The parties agree that, as of the Effective Date, Vertalo's provision and Customer's use of the Vertalo Services (defined in the Subscription Terms and Conditions) shall be governed by this Agreement.

VERTALO INC.	Customer: My Racehorse
9020 N Capital of TX Hwy Ste 315, Austin TX 78759	250 W. First St., Ste 256 Claremont, CA 91711
By: DocuSigned by: [signature] 5BCF8A014B7B475...	By: DocuSigned by: Michael Behrens 62CB629A10DB420...
Name: Dave Hendricks	Name: Michael Behrens
Title: CEO	Title: CEO
Date: November 2, 2021 | 1:06 PM CDT	Date: November 2, 2021 | 12:56 PM CDT

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SCHEDULE A TERMS AND CONDITIONS TO VERTALO SUBSCRIPTION AGREEMENT 1 . R IGHTS TO USE V ERTALO S ERVICES 1 . 1 . Grant of Rights . Subject to the terms and conditions of this Agreement (including Section 1 . 5 ), Vertalo hereby grants to Customer a limited, non - exclusive, non - transferable (except as pursuant to Section 10 . 2 ), non - sublicensable right and license to access and use the Vertalo case of a Customer that is an Intermediary (as indicated on the Order Form), the internal business purposes of its Customer Clients . Except as set forth in this Section 1 . 1 , no other right or license of any kind is granted by Vertalo to Customer hereunder with respect to the Vertalo Services . Customer acknowledges and agrees that, unless otherwise agreed in writing between the parties, Customer shall be solely responsible for procuring and complying with any license or right to use any Third Party Services (including the right to provide to Vertalo and its representatives application programming interfaces and other materials and information necessary for Vertalo to perform integrations involving such Third Party Services, as may be agreed by the parties) . No Agreement, the Platform Terms, or the Privacy Policy shall apply with respect to data stored on, manipulated, or transmitted by conditions in Exhibit B to Schedule A shall apply, 1.2. Restrictions. Customer shall not, without the prior written consent of Vertalo or as otherwise expressly authorized hereunder, directly do or enable any third party to do, any of the following : (a) copy all or any portion of the Vertalo Services ; (b) decompile, disassemble, scrape or otherwise reverse engineer the Vertalo Services or determine or attempt to determine any source code, algorithms, methods or techniques embodied or used in the Vertalo Services or any portion thereof ; (c) modify, translate, or create any Derivatives based upon the Vertalo Services ; (d) engage in any activity that materially interferes with or disrupts, disables or otherwise adversely affects the Vertalo Services or their performance ; (e) remove or alter any copyright, trademark, trade name or other proprietary notices, legends, symbols or labels appearing on or in the Vertalo Services or remove, obscure, or alter any Vertalo terms of service or any links to or notices of those terms ; (f) perform, or release the results of, performance or benchmark tests or other comparisons of the Vertalo Services with other programs or services ; (g) incorporate the Vertalo Services or any portion thereof into any other program, product or service (other than as expressly authorized by Vertalo in connection Terms and any other terms and conditions applicable to such APIs, including Exhibit B attached hereto), or use the Vertalo Services to provide third parties with services or functionality similar to the Vertalo Platform or to create or attempt to create a substitute or similar service ; (h) provide any third party (other than a Customer Client) with access to the Vertalo Services, other than as expressly permitted herein ; (i) use the Vertalo Services for any unlawful or tortious purpose ; (j) use the Vertalo Services to transmit (or facilitate the transmission of) (A) data (including Customer Data) that is illegal or that infringes or rights, or (B) any viruses, worms, time bombs, Trojan horses or use the Vertalo Services for any purpose other than in accordance with this Agreement, the Platform Terms and the Privacy Policy . 1.3. Customer Users. Customer shall ensure that all Customer Clients and Customer Users comply with the terms and conditions of this Agreement and the Platform Terms . Customer shall be responsible for compliance with this Agreement and the Platform Terms by each Customer Client and Customer User and it shall monitor and manage all Customer Clients and Customer Users in connection with this Agreement . 1.4. Fees; Payment. Customer shall make payments to Vertalo in accordance with the terms set forth on the Order Form . Unless otherwise set forth in the Order Form, Customer shall pre - pay subscription fees (as identified in the Order Form) for each one (1) month period after the Effective Date during the Term (as defined below) in full, in advance at the beginning of such month . Sales and use tax, VAT, GST and acknowledges and agrees that all fees are exclusive of all such taxes. 1 . 5 . Order Limits . If any capacity or other limits are indicated on the Order Form, Customer is permitted to use the Vertalo Services only within the limits set forth on the Order Form . Each account may only be used by one Customer User . 1.6. Customer Acknowledgments. Customer acknowledges and agrees that Vertalo has the right to manage the Vertalo Services to protect the rights and property of Vertalo and its licensors and suppliers and to facilitate the proper functioning of the Vertalo Services, including by disabling Customer User accounts . Customer further acknowledges and agrees that Vertalo does not store any Private Keys (as d e f i n e d in t h e P l a tf o r m T e rm s ) , t ha t C u s t o m e r w i ll a d v i s e a ll Customer Users and anyone whose public key information is included in the Customer Data that such persons should back up their Private Key information in a secure manner, and that, if such persons forget or lose their Private Keys, it will not be possible for Vertalo to recover them and such persons may permanently lose access to the Vertalo Platform . ( initial ) 2 . S U P P O R T ; A V A I L A B I L IT Y 2.1. Support. Vertalo will provide support to available phone support system and any other support platform expressly provided in this Section 2 or as may otherwise be provided under a written support agreement entered into between Vertalo and Customer, Vertalo is under no obligation to support the Vertalo Services in any way, nor to provide any modification, error correction, bug fix, new release or other Update Vertalo Services. In the event Vertalo, in its sole discretion, supplies or makes available any Update to Customer, such Vertalo Customer Subscription Agreement Version 1.1 March 2021 Vertalo Confidential Information Page 2

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Update shall be deemed to be part of the Vertalo Services and shall be subject to the terms and conditions of this Agreement. During the Term, Vertalo will provide Customer with copies of each Update made generally available by Vertalo to its customers.

3. **PROPRIETARY RIGHTS**

3.1. **General.** As between Vertalo and Customer, Vertalo retains all right, title and interest in and to the Vertalo Services, including any copy or Derivatives thereof and any Update thereto.

3.2. **Feedback.** Customer and Customer Users may provide suggestions, requests, recommendations and other feedback concerning the Vertalo Services or Customer's use of the Vertalo Services (including, without limitation, any errors or difficulties discovered with respect thereto, or any feedback related to usability, performance, interactivity, bug reports and test results) (the "**Feedback**"). Customer hereby assigns to Vertalo all right, title and interest to the Feedback. Vertalo may use the Feedback at its discretion, without the consent of or notice to Customer.

4. **CUSTOMER DATA; VERTALO PLATFORM DATA**

4.1. **Responsibility for Customer Data.** Other than in connection with the provision of support services, Vertalo does not monitor Customer Data or the content third parties create and/or distribute using the Vertalo Services. Vertalo has no responsibility to retain any Customer Data except as expressly provided herein. Following expiration or termination of this Agreement, Customer may no longer have access to Customer Data.

4.2. **Customer Data.** As between Vertalo and Customer, Customer retains all right, title and interest in and to the Customer Data, but hereby grants to Vertalo a worldwide, non-exclusive, transferable, sublicensable, royalty-free, perpetual, irrevocable right and license to use, copy, distribute, and create Derivatives of the Customer Data (including aggregated or de-identified data and statistics regarding Issuers, users, and token holders) for the purpose of performing its obligations under this Agreement and the operation, improvement and maintenance of the Vertalo Services.

4.3. **License to Vertalo Platform Data.** Customer hereby grants to Vertalo a worldwide, non-exclusive, transferable, sublicensable, royalty-free, perpetual, irrevocable right and license to use, copy, distribute, and create Derivatives of the Vertalo Platform Data (including aggregated or de-identified data and statistics regarding Issuers, users, and token holders) for the purpose of performing its obligations under this Agreement and the operation, improvement and maintenance of the Vertalo Services.

5. **PROPRIETARY INFORMATION**

1. **Proprietary Information.** In the course of this Agreement, each party may obtain confidential or proprietary information of the other party ("**Proprietary Information**"). Proprietary Information includes (a) the existence of and terms of this Agreement, (b) trade secrets, know-how, inventions (whether or not patentable), techniques, processes, programs (whether in source code or object code form), ideas, algorithms, formulas, schematics, testing procedures, software design and architecture, computer code, documentation, design and functional specifications, product requirements, problem reports, performance information, software documents, hardware, devices, designs, drawings, unpublished patent applications, data, plans, strategies and forecasts, and (c) technical, engineering, manufacturing, product, marketing, servicing, financial, personnel and other information. As between Customer and Vertalo, Vertalo's Proprietary Information belongs solely to Vertalo, and Customer's Proprietary Information shall, as between Customer and Vertalo, belong solely to Customer.

5.2. **Use and Disclosure Restrictions.** Each party agrees: (a) to protect the other party's Proprietary Information from unauthorized dissemination and use; (b) to use the other party's Proprietary Information only for the performance of this Agreement and the exercise of its rights under this Agreement; (c) not to disclose any Proprietary Information to any of its employees, agents, contractors or any other individuals, except to its employees and contractors who are under confidentiality obligations no less restrictive than the requirements of this Section 5; (d) to undertake whatever action is reasonably necessary (or authorize the other party to do so in the name of such party) to prevent or remedy any breach of such party's confidentiality obligations herein set forth; and (e) not to remove or destroy any proprietary or confidential legends or markings placed upon or contained within the Proprietary Information provided to such party by the other party.

5.3. **Exclusions.** The foregoing restrictions on disclosure and use shall not apply with respect to any Proprietary Information that: (a) is or becomes publicly known through no act or omission of the other party; (b) was rightfully known by the receiving party without confidential or proprietary restriction before receipt from the other party, as evidenced by the receiving party's contemporaneous written records; (c) becomes rightfully known to the receiving party without confidential or proprietary restriction from a source other than the disclosing party that does not owe a duty of confidentiality with respect to such Proprietary Information; or (d) is independently developed without the use of the Proprietary Information as evidenced by the receiving party's written records. In addition, a party may use or disclose Proprietary Information to the extent (i) approved in writing by the other party and (ii) a party is legally compelled to disclose such Proprietary Information, provided, however, that prior to any such compelled disclosure, such party shall cooperate fully with the other party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Proprietary Information. Further, each party may disclose the terms and conditions of this Agreement: (A) in confidence, to legal counsel; (B) in confidence, to accountants, banks, and financing sources and their advisors; and (C) in connection with the enforcement of this Agreement or any rights hereunder.

5.4. **Equitable Relief.** Each party agrees that, due to the unique nature of the other party's Proprietary Information, the unauthorized disclosure or use of the other party's Proprietary Information or any other breach of any provision of this Section 5 will cause irreparable harm and significant injury to the other party, the extent of which will be difficult to ascertain and for which there will be no adequate remedy at law. Accordingly, each party agrees that the other party, in addition to any other available remedies, shall have the right to seek an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Section 5 without the necessity of posting any bond or other security. Each party shall notify the other party in writing immediately

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upon becoming aware of any such breach or threatened breach.

6. Limited Warranty

6.1. Warranty. Vertalo represents and warrants that the Vertalo Services shall materially conform to and perform in accordance with the specifications included in the "Description of Platform" section of the Platform Terms. Customer's sole and exclusive remedy for Vertalo's breach of the foregoing warranty is for Vertalo to use commercially reasonable effort to correct such failure promptly.

6.2. Disclaimer. EXCEPT AS PROVIDED IN SECTION 6.1, THE VERTALO SERVICES ARE PROVIDED "AS IS" AND VERTALO DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, RELATING TO THE VERTALO SERVICES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE PRACTICE. FOR THE AVOIDANCE OF DOUBT, VERTALO MAKES NO WARRANTIES OR REPRESENTATIONS AND WILL HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY THIRD PARTY SERVICES. CUSTOMER IS RESPONSIBLE FOR TAKING PRECAUTIONS TO PROTECT ITSELF AND CUSTOMER'S COMPUTER SYSTEMS IN CONNECTION WITH THE USE OF THE VERTALO SERVICES AND ANY THIRD PARTY SERVICES.

7. Limitation of Liability

7.1. TO THE EXTENT ALLOWED BY APPLICABLE LAW AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR LIMITATION OF LIABILITY: (A) IN NO EVENT SHALL VERTALO BE LIABLE FOR ANY DAMAGES FOR LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA, INADVERTENT DISCLOSURE OF DATA, OR INTERRUPTION OF BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR OTHER ECONOMIC LOSS ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SUBJECT HEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, HOWEVER CAUSED, AND (B) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, VERTALO'S ENTIRE LIABILITY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SUBJECT HEREOF, IF ANY, SHALL NOT EXCEED THE FEES PAYABLE DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE APPLICABLE CLAIM (OR FOR A CLAIM ARISING BEFORE THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE AMOUNT PAID TO VERTALO FOR THE FIRST TWELVE (12) MONTH PERIOD).

7.2. Causes of Action. The limitations and exclusions of liability in Section 7.1 shall apply whether liability arises or is asserted on the basis of contract, tort, negligence, strict liability, indemnity or otherwise and whether or not foreseeable, even if Vertalo has been advised or was aware of the possibility of the same.

7.3. Allocation of Risk. The provisions of this Agreement allocate the risks between the parties, and the prices and other consideration agreed herein reflect such allocation.

8. Term and Termination

8.1. Term. This Agreement shall commence on the Effective Date and, subject to Section 8.2 shall remain in effect while Customer retains an active Vertalo Services subscription under this Agreement, unless earlier terminated in accordance with this Agreement (the "**Term**"). Each subscription for the Vertalo Services shall automatically renew for the number of seats set forth on the Order Form, unless either party terminates in accordance with Section 8.2 below.

8.2. Termination. Either party may terminate this Agreement with written notice to the other party if the other party materially breaches this Agreement and fails to cure such breach within thirty (30) days of notice thereof by the non-breaching party; provided, however, that Vertalo may terminate this Agreement immediately upon written notice if Customer breaches Sections 1 or 5 of this Agreement. Customer shall notify Vertalo within twenty-four (24) hours of Customer becoming aware of any breach (other than by Vertalo) of the terms and conditions of this Agreement.

8.3. Effect of Termination. Upon the expiration or termination of this Agreement, the rights granted to Customer hereunder shall terminate and Customer will cease all use of the Vertalo Services. The provisions of Sections 1.1 (excluding the rights grants therein), 1.2, 1.3, 1.4, 1.5, 1.6, 3, 4, 5, 6.2, 7, 8.3, 9.2, 10, and 11 shall survive the expiration or any termination of this Agreement. Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party's obligations under this Agreement. Neither party shall be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a party shall be without prejudice to any other right or remedy of such party under this Agreement or applicable law. To the extent Vertalo serves as the Customer's or Customer Client's transfer agent under the laws of the United States, Vertalo shall cease to be such transfer agent as of the expiration or termination; and if any Fees were owed prior to such expiration or termination, other than for termination by Customer for Vertalo's uncured breach, Customer must pay those Fees immediately. Within thirty (30) days of expiration or termination of this Agreement, upon Customer's request, provided Customer is not in breach of the Agreement (including but not limited to in respect of payment obligations), Vertalo will make available to Customer a file of the Customer Data then in its possession. Customer agrees and acknowledges that, thirty (30) days following the effective expiration or termination date of this Agreement or if Customer's account is thirty (30) days or more past due, Vertalo will have no obligation to maintain or produce Customer Data under this Agreement, and may, in Vertalo's sole discretion, delete or destroy all copies of Customer Data in the Hosted Services or otherwise in Vertalo's possession or control, unless legally prohibited.

9. Indemnity

9.1. Vertalo's Indemnity . Vertalo shall defend, indemnify and hold Customer harmless against any loss, liability, damage or cost (including reasonable attorneys' fees) in connection with claims, actions, demands, suits, or proceedings ("**Claims**") made or brought against Customer by a third party alleging that Customer's use of the Vertalo Services as contemplated in this Agreement hereunder infringes the intellectual property rights of such third party; provided, however, that Customer: (a) promptly gives written notice of the

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Claim to Vertalo ; (b) gives Vertalo sole control of the defense and settlement of the Claim (provided that Vertalo may not settle any Claim unless such settlement unconditionally releases Customer of all liability in connection with such Claim) ; and (c) assistance . Notwithstanding the foregoing, Vertalo shall not be required to indemnify Customer in the event of : (i) modification of the Vertalo Services by Customer ; or (ii) use of the Vertalo Services in a manner inconsistent with this Agreement, the Platform Terms or any written documentation or instructions provided to Customer for the Vertalo Services . 9.2. . Customer shall defend, indemnify and hold Vertalo harmless against any loss, in connection with any Claims made or brought against Vertalo breach of its obligations, representations or warranties ; provided, however, that Vertalo : (a) promptly gives written notice of the Claim to Customer ; (b) gives Customer sole control of the defense and settlement of the Claim (provided that Customer may not settle any Claim unless such settlement unconditionally releases Vertalo of all liability in connection with such Claim) ; and (c) all reasonable assistance . 10. G ENERAL P ROVISIONS 10.1. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given : (a) when delivered personally ; (b) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid ; or (c) two (2) business days after deposit with a private industry express courier, with written confirmation of receipt . All notices shall be sent to the address set forth on the Order Form and to the notice of the person executing this Agreement (or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Section 10 . 1 ) . 10.2. Assignment. This Agreement may not be assigned, in whole or part, whether voluntarily, by operation of law or otherwise, by either party without the prior written consent of the other party other than in connection with a merger, consolidation, corporate reorganization, or sale of all or substantially all suc sentence, the rights and liabilities of the parties hereto shall bind, and inure to the benefit of, their respective assignees and successors and is binding on the parties and their successors and assigns. Any attempted assignment other than in accordance with this Section 10.2 shall be null and void. 10.3. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions . The parties expressly agree that any action at law or in equity arising out of or relating to this Agreement shall be filed in the state or federal courts located in the City of New York in the State of New York . The parties hereby consent and submit to the exclusive personal jurisdiction of such courts for the purposes of litigating any such action . 10.4. If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach hereof, the prevailing party in any final judgment or arbitration award, or the non - dismissing party in the event of a dismissal without prejudice, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual 10.5. Waiver. The waiver by either party of a breach of or a default under any provision of this Agreement, shall be in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy . 10.6. Severability. If the application of any provision of this Agreement to any particular facts or circumstances shall be held to be invalid or unenforceable by an a r b i t r a t i o n pa n e l o r a c ou r t o f c o m p e t en t j u ri s d i c t i on , t he n ( a ) t h e validity and enforceability of such provision as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby and (b) such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties and reformed without further action by the parties to the extent necessary to make such provision valid and enforceable . 10 . 7 . R e l a t i o ns h ip o f th e P a r t i es . N o t h i n g contained in this Agreement shall be deemed or construed as creating a joint venture, partnership, agency, employment or fiduciary relationship between the parties . Neither party nor its agents have any authority of any kind to bind the other party in any respect whatsoever, and the relationship of the parties is, and at all times shall continue to be, that of independent contractors . 10 . 8 . Restricted Rights . If Customer is an agency or instrumentality of the United States Government, the Vertalo Se to FAR 12 . 212 or DFARS 227 . 7202 , and their successors, as applicable, use reproduction and disclosure of the Vertalo Services are governed by the terms of this Agreement . 10.9. Export Control. The Vertalo Services may be subject to U.S. export control laws and export or import regulations in other countries . Customer agrees to comply strictly with all such laws and regulations and acknowledges that Customer is responsible for obtaining licenses to export, re - export, or import as may be required . 10.10. Reference. Customer agrees to serve as a a reasonable notice from Vertalo, shall serve as a reference to potential customers, vendors, investors, or other third parties designated by Vertalo ; provided, however, that Vertalo shall provide Customer with reasonable prior notice of its need to have Customer serve as a reference . 10.11. Entire Agreement. This Agreement, any Schedules and any exhibits attached hereto and incorporated herein by reference, the Platform Terms, and the Privacy Policy constitute the entire agreement between the parties concerning the subject matter hereof and supersede all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, agreements and communications, whether oral or written, between the parties relating to the Vertalo Customer Subscription Agreement Version 1.1 March 2021 Vertalo Confidential Information Page 5

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subject matter of this Agreement and all past courses of dealing or industry custom. No amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by a duly authorized signatory of each of Vertalo and Customer. In the event of any conflict between this Agreement and the Platform Terms, the terms of this Agreement shall control.

10.12. Counterparts and Electronic Signatures. The parties may execute this Agreement in counterparts, each of which is deemed an original, but all of which together constitute one and the same agreement. This Agreement may be delivered electronically or by facsimile transmission, and the parties hereby agree that any electronic or facsimile signatures hereto are legal, valid and enforceable as originals.

11. DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

1. "**Customer Client**" means, where Customer is an Intermediary, a client of Customer that has been permitted in writing by Vertalo to use the Vertalo Services (each, a "**Customer Client**"), including Customer Clients that are Issuers (each, an "**Issuer**").

2. "**Customer Data**" means the information and content Customer and Customer Users create, maintain, and/or distribute using the Vertalo Services.

3. "**Customer User**" means (a) any Customer-authorized employee, contractor, investor, token holder or agent who is permitted to use the Vertalo Services in accordance with the terms and conditions of this Agreement and (b) if Customer is an Intermediary (as indicated on the Order Form), any authorized employee, contractor, investor, token holder or agent of a Customer Client who is permitted to use the Vertalo Services in accordance with the terms and conditions of this Agreement.

4. "**Derivative**" means (a) for copyrightable or copyrighted material, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret..

5. "**Platform Terms**" means the then-current end user terms of service for the Vertalo Services (available at https://www.vertalo.com/terms-of-use).

11.6. "**Privacy Policy**" means the terms and conditions of Vertalo's then-current privacy policy (available at https://www.vertalo.com/privacy-policy).

11.7. "**Third Party Services**" means any services or materials used by Customer or a Customer User in connection with the Vertalo Services that are hosted, made available or provided by a party other than Vertalo.

11.8. "**Vertalo Platform Data**" means the Customer's and Customer User's data related to the interaction (or consequence thereof) of Customer or Customer Users with the Vertalo Services that is necessary to operate, improve and maintain the Vertalo Services, including, without limitation, authorized user email addresses, IP addresses, access requests, error reports, crash reports, and other platform information.

11.9. "**Vertalo Services**" shall mean the Vertalo-hosted services made available by Vertalo to Customer, as described in the Platform Terms.

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Exhibit A to Schedule A

Services for this Agreement will commence on the date of execution. Vertalo to provide the following services to Customer:

SERVICES PROVIDED BY VERTALO TO CUSTOMER

- Transfer Agent and cap table services
  - Includes onboarding existing external cap table data from spreadsheets or previously integrated platforms or
  - Includes cap table creation for all assets and allocations
- API Integration between Vertalo and Customer systems, subject to reasonable limitations; any integration performed by Customer shall be subject to Exhibit B (if applicable)
- Investor UI/Front end white-labeling with Customer's Branding (Customer logo and colors)
- Standard V-Token for free token issuance (non-tractable, non-transferable token) for all issues.
- Token transaction data written to Customer's choice of Ethereum or Tezos chains (Tezos preferred and recommended)
- Access to secondary liquidity

CUSTOMER FEES PAID TO VERTALO

- $0.75 per investor per year (regardless of the number of an investor's MyRacehorse investments) e.g., 20,000 investors cost $15,000 per year
- No Transfer Fees
- When a series is closed, we no longer charge for maintaining the records (although Vertalo is required to store these records, per SEC requirements, for a period of time).
- Term: One year agreement with an auto renewal within 60 days of year 2
- Billing is monthly in advance: Vertalo will bill monthly at the beginning of each month based on the previous month's end of month investors (e.g., April is billed based on the number of investors on March 31) and incorporate any increase/decrease in the number of investors from the previous month.

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Exhibit B to Schedule A
API LICENSE & INTEGRATION – TERMS AND CONDITIONS

1. RIGHT TO USE APIs

1.1. **Grant of Rights.** Subject to the terms and conditions of this Agreement, Vertalo hereby grants to Customer a limited, non-exclusive, non-transferable, non-sublicensable right and license to (and to permit API Users to) access and use the APIs solely for Customer's internal business purposes to perform Integrations and to develop, test, maintain and support resulting Integration Modules, and in any event solely as reasonably necessary for Customer to benefit from the license to access and use the Vertalo Services pursuant to Schedule A. Any access and use by Customer Subcontractors shall be subject to the prior written approval of Vertalo. In addition, (a) unless expressly agreed in writing, Customer may not use the APIs to create integrations between the Vertalo Platform and any Third Party Services (even if incorporated in the Customer Platform); and (b) Customer may create integrations between the Customer Platform and such Third Party Services, to enable data transmission between the Third Party Services and the Vertalo Platform, through the Customer Platform, provided that, u pon Vertalo's request from time to time, Customer will identify any such Third Party Services and provide any other related information (and provided further that the foregoing is without prejudice to the last sentence of Section 1.1 of Schedule A and any other Vertalo disclaimers with respect to Third Party Services).

1.2. **Proprietary Rights.** The Materials are Proprietary Information of Vertalo for purposes of Schedule A, and the term "Vertalo Services" when used in Schedule A in the context of intellectual property or proprietary rights (including for example, in respect of Customer's obligations, and Vertalo's rights, in Sections 1.2, 1.6 and 3 of Schedule A) shall be deemed to include the Materials.

1.3. **Fees; Payment.** Customer shall make payments to Vertalo of API-related fees (if any) set forth in the Order Form or applicable statement of work ("**SOW**"), in accordance with the terms thereof. Vertalo may suspend or disable access to the Materials in the event of any failure or delay in payment or breach of any API-related obligations.

1.4. **Termination.** Upon the expiration or termination of this Agreement, the rights granted to Customer hereunder shall terminate and Customer will cease all use of the Vertalo Materials. The provisions of Sections 1.1 (excluding the rights grants therein), 1.2, 1.3, 2.1(c), 3.1 and 4 of this Exhibit B shall survive the expiration or any termination of the Agreement.

2. INTEGRATION AND SUPPORT

1. **Access to APIs.**

(a) **Production and Development Access.** Vertalo will make available to Customer the APIs for use as provided in Section 1.1 and as may be otherwise agreed in writing. In addition, Vertalo will offer access to a Sandbox Environment ("**Development Access**"), which access may involve additional fees. The Development Access shall be used solely for testing and development of the Integrations and for other reasons authorized by Vertalo in writing, but in any event not for production purposes. Development Access is subject to Vertalo's relevant documentation, policies, and instructions, including as relates to the data types and use cases eligible for Development Access. Vertalo may make available different types of Development Access, each of which may have limited functionality and other usage limits. Vertalo may modify or disable Development Access (and delete related data submitted by Customer or provided by Vertalo) without notice or liability to Customer or any API User.

(b) **Customer Subcontractors.** Customer shall cause the Subcontractors to (i) acknowledge, and agree to be bound by, the terms of this Exhibit and the Platform Terms; and (ii) complete Vertalo's compliance reviews, which may include automated verifications, online questionnaires, and requests for information ("**Compliance Reviews**"). Customer will (and will cause the Subcontractors to) immediately notify Vertalo if any previously provided information is out-of-date or becomes inaccurate.

(c) **Permissions and Restrictions.**

(i) **Access Credentials**. Customer will only access (or attempt to access) the APIs and Environments by the means described in the applicable API documentation, and Customer must use any developer credentials (e.g. client IDs) and tokens or other security devices provided by Vertalo for use with the foregoing. Customer Users will not misrepresent or mask their identity when using the APIs or in connection with production access or Development Access.

(ii) **API Limitations**. Vertalo may in its sole discretion set and enforce limits on Customer's access and use of the APIs (e.g. limiting the number of API requests that may be made or the number of users that may be served), and Customer shall not circumvent such limits or use the APIs beyond such limits without the express written consent of Vertalo. The foregoing is in addition (and without prejudice) to Vertalo's rights under Section 1.6 of Schedule A.

(iii) **API Prohibitions.** When deploying or using the APIs or Integration Modules, Customer may not (and may not allow anyone else to) do any of the following (without limiting Customer's obligations under Section 1.2): (1) sublicense an API for use by a third party, other than an API User, or create a product or service that functions substantially the same as the APIs and offer it for use by third parties; (2) perform an action with the intent of introducing to Vertalo products and services any Viruses; (3) interfere with or disrupt the APIs or the servers or networks providing the APIs; (4) remove, obscure, or

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alter any Vertalo terms of service or any links to or notices of those terms; or (5) take any other action which could reasonably be expected to disrupt, disable or adversely affect the Vertalo Services or their performance.

2.2. Integration Effort and Support

(a) Customer Obligations

(i) **Integration**. Customer will devote appropriately skilled and competent personnel, and will dedicate other appropriate resources, as may be necessary to perform the Integrations, and shall comply with the terms of the applicable SOW (if any).

(ii) **Support**. Customer will be responsible for all customer service for the Customer Platform and for support and maintenance of any Customer Integration Modules. Customer will refer to Vertalo all questions relating to the Vertalo Services.

(b) Vertalo Obligations

(i) **Support Services.** If Exhibit 1 to Schedule A provides for support services for Integration- related activities, then subject to payment of applicable fees (if any) set forth in the Order Form or applicable SOW, Vertalo will provide such support to Customer in accordance with Section 2.1 of Schedule A and such Exhibit 1 (and for purposes of Section 2.1, the term "Vertalo Services" shall mean the APIs).

(ii) **Professional Services.** The Parties may agree to the provision of additional professional services in connection with Integration-related activities by executing a SOW.

(iii) **Cooperation**. Customer will provide Vertalo with access, assistance and information as reasonably required by Vertalo in connection with its performance of any services. Vertalo's services-related obligations are dependent on Customer's compliance with the foregoing and its other obligations, and shall also be subject to the fulfillment of any other mutually agreed assumptions and dependencies.

3. WARRANTY; INDEMNITY

3.1. Disclaimer of Warranties. Vertalo makes no representations and warranties regarding the APIs, and the term "Vertalo Services" as used in Section 6.2 of Schedule A shall be deemed to refer to the Materials.

3.2. Indemnity. Vertalo's obligations under Section 9.1 of Schedule A shall extend to Customer's use of the APIs as contemplated hereunder, and the term "Vertalo Services" as used in Section 9.1 shall be deemed to refer to the APIs solely for the purposes of this Exhibit. Customer's obligations under Section 9.2 of Schedule A shall extend to any breach by Customer or any API User of the terms and conditions of this Exhibit.

4. DEFINITIONS

For purposes of this Exhibit, the following terms shall have the following meanings:

4.1. "**APIs**" means Vertalo application program interfaces and supporting technical documentation made generally available to Vertalo's customer base from time to time.

4.2. "**API User**" means any Customer User who is permitted to access the APIs or Environments under this Exhibit (and, for the purposes of the definition of "Customer User" in Schedule A, the references to the "Vertalo Services" therein shall be deemed to refer to the APIs and Environments).

4.3. "**Customer Platform**" means the Customer's products and or services, and any related Integration Modules developed solely by Customer (the "**Customer Integration Modules**").

4.4. "**Environment**" means (a) the API production environment gateway for users of the APIs; and/or (b) the Vertalo development environment that may be made available to Customer for the purposes of testing in connection with the performance of Integrations and development of Integration Modules (the "**Sandbox Environment**"), as applicable.

4.5. "**Integration**" means integrations allowing the Customer Platform (excluding Third Party Services) to interoperate with the Vertalo Services, as authorized in writing by Vertalo or in the applicable Order Form or SOW; and "**Integration Module**" means any interface developed to effect the Integration.

4.6. "**Materials**" means the Vertalo Services, APIs, and Environments, any Integration Modules (other than Customer Integration Modules), any documentation related thereto, and any tools and/or work product used, developed or delivered by or on behalf of Vertalo in connection with the foregoing.

4.7. "**Subcontractor**" means any Customer User that is not an employee of Customer or its Affiliates, excluding any individual consultants engaged to perform services for them on a staff augmentation basis and who are subject to substantially the same requirements as their employees.

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